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                                                                  Exhibit 99(b)

                                                       CONTACT:
                                                       Larry L. Bingaman
                                                       (203) 336-7626

            Plaintiff Class Action Filed Regarding Aquarion Merger

BRIDGEPORT, CT, Sept. 13, 1999 - Aquarion Company (NYSE:WTR) announced today that a purported class action complaint relating to the company's proposed merger with Kelda Group plc (formerly Yorkshire Water plc) was filed in Delaware Chancery Court late in the afternoon on September 10, 1999. The action was brought by Herbert E. Behrens, names Aquarion and its directors as defendants, and requests, if Aquarion's pending merger with Kelda is consummated, recission or the awarding of recissory damages along with the costs and fees and expenses of plaintiff's attorneys and experts.

     While the complaint also requests injunctive relief, no application for temporary or preliminary relief has been sought and Aquarion expects that its shareholder meeting to vote on the merger, called for 9:30 a.m. on September 21, 1999, at People's Bank, 850 Main Street, will proceed as scheduled.

     The complaint generally alleges flaws in the auction process. Aquarion and its directors believe that the complaint is wholly without merit and intend to vigorously fight the claim. The filing of the complaint will not affect the timing of the completion of the merger.

     The Boards of Directors of Aquarion and Kelda of Leeds, England, on June 1, jointly announced that they had approved an agreement for Kelda to acquire all of the outstanding shares of Aquarion Company for $37.05 per share. As a result, Aquarion will be merged with a subsidiary of Kelda.

     Aquarion Company's principal business is public water supply. Through its BHC and Sea Cliff Water Company subsidiaries, it is one of the 10 largest investor-owned water utilities in the U.S. and serves 141,000 customers, or a population of more than 500,000, in 30 Connecticut and Long Island, NY communities. Other businesses include real estate through the sale of surplus water company land, and contact management of municipal water systems. Aquarion also owns a timber processing company.


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